EXH 10.5

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is entered into as of February 1, 2024 (the “Effective Date”), between Marpai Inc., a Delaware corporation (“Company”), and Gonen Antebi, an individual residing in New Jersey (“Consultant”).

Company and Consultant desire to have Consultant perform services for Company, subject to and in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, the parties agree as follows:

1.
SERVICES
1.1
Performance of Services. Consultant will provide such management consulting services, and/or such other services as Consultant and the Company may agree from time to time (the “Services”).
1.2
Equipment and Facilities. Consultant will perform the Services at Consultant’s offices or facilities, using Consultant’s instruments, equipment and tools. Consultant will determine the time, place and order in which Consultant will perform the Services, subject to any agreed-upon milestones or timeline.

1.3 Availability. Consultant will make himself reasonably available to the Company to provide the Services.

2.
COMPENSATION
2.1
Fees. As Consultant’s sole compensation for the performance of Services, Company will pay Consultant a monthly retainer fee of Five Thousand Dollars ($5,000).
2.2
Stock Options. The following stock options previously granted to the Consultant will continue to vest during the term of this Consulting Agreement, in accordance with the terms of the Option Grants (as defined below):

(i) the Option Agreement and Option Grant dated June 14, 2022, for 43,750 shares of the Company’s common stock, with an exercise expiration date of June 14, 2032;

(ii) the Option Agreement and Option Grant dated January 18, 2023, for 75,000 shares of the Company’s common stock, all of which will fully vest on January 17, 2024, with an exercise expiration date of January 18, 2033;

each granted to Executive under the Marpai, Inc. Global Share Incentive Plan (2021) and the US Appendix (the “Option Grants”). Executive acknowledges that such options may be deemed to be non-qualified stock options.

2.3 Expenses. The Company shall reimburse Consultant for reasonable travel and related expenses incurred in the course of performing Services hereunder, provided, however, that any such expenses shall be approved in advance by the Company. As a condition to receipt of reimbursement, Consultant shall submit to the Company reasonable evidence that the amount involved was both reasonable and necessary to the Services provided under this Agreement.

3.
TERM AND TERMINATION
3.1
Term. This Agreement will commence on the Effective Date and will remain in force and effect through November 30, 2024, unless earlier terminated in accordance with this Section 3.

3.2
Termination for Breach. Either party may terminate this Agreement if the other party breaches any material term of this Agreement and fails to cure such breach within ten (10) days following written notice thereof from the non-breaching party.
3.3
Termination for Convenience. Either Party may terminate this Agreement at any time, for any reason or no reason, upon at least ten (10) days’ written notice to the other party.
3.4
Effect of Termination. Upon the expiration or termination of this Agreement for any reason: (i) Consultant will promptly deliver to Company all Consultant Work Product, including all work in progress on any Consultant Work Product not previously delivered to Company, if any; (ii) Consultant will promptly deliver to Company all Confidential Information in Consultant’s possession or control; and (iii) Company will pay Consultant any accrued but unpaid fees due and payable to Consultant pursuant to Section 2.
1.1
Survival. The rights and obligations of the parties under Sections 2 (Payment), 3.4 (Effect of Termination), 3.5 (Survival), 4.2 (No Authority), 5 (Ownership), 6 (Confidential Information), 7.3 (Non-Infringement), 7.5 (Non-Solicitation of Personnel), 8 (Limitation of Liability) and 9 (General) will survive the expiration or termination of this Agreement.

2.
RELATIONSHIP OF THE PARTIES
2.1
Independent Contractor. Consultant’s relationship with the Company will be that of an independent contractor and not that of an employee. Consultant will not be entitled to any benefits paid or made available by Company to its employees, including, without limitation, any vacation or illness payments, or to participate in any plans, arrangements or distributions made by Company pertaining to any bonus, stock option, profit sharing, insurance or similar benefits. To the extent Consultant otherwise would be eligible for any Company employee benefits but for the express terms of this Agreement, Consultant hereby expressly declines to participate in such Company employee benefits. If approved by the Company’s Board of Directors or the Compensation Committee of the Board of Directors, Consultant will be eligible to participate in stock option plans which specifically provide for stock options for consultants.
2.2
No Authority. Consultant will have no authority to enter into contracts that bind the Company or create obligations on the part of the Company without the prior written authorization of the Company. Consultant will determine, in Consultant’s sole discretion, the manner and means by which Services are accomplished, subject to the requirement that Consultant will at all times comply with applicable law.
2.3
Compliance with Employment and Tax Laws. Consultant will be solely responsible for payment of all withholding taxes, social security, workers’ compensation, unemployment and disability insurance or similar items required by any government agency, and for compliance with all applicable labor and employment requirements with respect to Consultant’s self-employment, sole proprietorship or other form of business organization. Consultant will report to all applicable government agencies as income all compensation received by Consultant pursuant to this Agreement.
2.4
Tax Liability Indemnification by Consultant. Consultant will indemnify and hold Company harmless from and against all damages, liabilities, losses, penalties, fines, expenses and costs (including reasonable fees and expenses of attorneys and other professionals) arising out of or relating to any obligation imposed by law on Company to pay any withholding taxes, social security, unemployment or disability insurance or similar items in connection with compensation received by Consultant pursuant to this Agreement, or any violation by Consultant .
3.
OWNERSHIP
3.1
Disclosure of Work Product. Consultant will, as an integral part of the performance of Services, disclose in writing to Company all inventions, products, designs, drawings, notes, documents, information, documentation, improvements, works of authorship, processes, techniques, know-how, algorithms, specifications, biological or chemical specimens or samples, hardware, circuits, computer programs, databases, user interfaces, encoding techniques, and other materials of any kind that Consultant may make, conceive, develop or reduce to practice, alone or jointly with others, in connection with performing Services, or that result from or that are related to such Services, whether or not they are eligible for patent, copyright, mask work, trade secret, trademark or other legal protection (collectively, “Consultant Work Product”). Consultant Work Product includes without limitation any deliverables that Consultant delivers to Company in the course of performing the Services.
3.2
Ownership of Consultant Work Product. Consultant agrees that all Consultant Work Product will be the sole and exclusive property of Company. Consultant hereby irrevocably transfers and assigns to Company, and agrees to irrevocably transfer and assign to Company, all right, title and interest in and to the Consultant Work Product, including all worldwide patent rights (including patent applications and disclosures), copyright rights, mask work rights, trade secret rights, know-how, and any and all other intellectual property or proprietary rights (collectively, “Intellectual Property Rights”) therein. At Company’s request and expense, during and after the term of this Agreement, Consultant will assist and cooperate with Company in all respects, and will execute documents, and will take such further acts reasonably requested by Company to enable Company to acquire, transfer, maintain, perfect and enforce its Intellectual Property Rights and other legal protections for the Consultant Work Product. Consultant hereby appoints the officers of Company as Consultant’s attorney-in-fact to execute documents on behalf of Consultant for this limited purpose.
3.3
Moral Rights. To the fullest extent permitted by applicable law, Consultant also hereby irrevocably transfers and assigns to Company, and agrees to irrevocably transfer and assign to Company, and waives and agrees never to assert, any and all Moral Rights (as defined below) that Consultant may have in or with respect to any Consultant Work Product, during and after the term of this Agreement. “Moral Rights” mean any rights to claim authorship of a work, to object to or prevent the modification or destruction of a work, to withdraw from circulation or control the publication or distribution of a work, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right as called or generally referred to as a “moral right.”
3.4
Related Rights. To the extent that Consultant owns or controls (presently or in the future) any patent rights, copyright rights, mask work rights, trade secret rights, or any other intellectual property or proprietary rights that may block or interfere with, or may otherwise be required for, the exercise by Company of the rights assigned to Company under this Agreement (collectively, “Related Rights”), Consultant hereby grants or will cause to be granted to Company a non-exclusive, royalty- free, irrevocable, perpetual, transferable, worldwide license (with the right to sublicense) to make, have made, use, offer to sell, sell, import, copy, modify, create derivative works based upon, distribute, sublicense, display, perform and transmit any products, software, hardware, methods or materials of any kind that are covered by such Related Rights, to the extent necessary to enable Company to exercise all of the rights assigned to Company under this Agreement.
4.
CONFIDENTIAL INFORMATION

6.1 Definition of Confidential Information. For purposes of this Agreement, all information that the Company provides to Consultant, all information pertaining to the Services performed by Consultant, and all information regarding the Company’s business, including, without limitation, the identity of the Company, shall be deemed and treated as strictly confidential, non-public information (“Confidential Information”) unless and until the Company specifically authorizes Contractor in writing that any such information may be treated as public. Except as specifically required by law, Consultant may disclose Confidential Information only with Client’s prior written consent. Consultant shall have no authority to disclose Confidential Information except in accordance with this section. Information already in the public domain shall not be considered Confidential Information.

6.2 Non-Use and Non-Disclosure. Consultant will not, during or subsequent to the term of this Agreement, use the Company’s Confidential Information for any purpose whatsoever other than the performance of the Services on behalf of the Company. Consultant shall neither deliver, reveal, nor report any Consultant Work Product or any Confidential Information, obtained or created pursuant to this Agreement, to any federal, state or local government or agency, or to any other person or entity, public or private, without (i) express prior written permission of the Company, or (ii) a court or administrative order requiring disclosure. In the event that Consultant forms the opinion that it is required by applicable law to disclose any Consultant Work Product or any Confidential Information or is served with a court or administrative order requiring disclosure of any Consultant Work Product or any Confidential Information, Consultant will immediately notify the Company in writing, and shall, in accordance with the Company’s direction, respond, appeal or challenge such subpoena, or court administrative order, prior to disclosure, and shall cooperate fully with the Company in responding, appealing or challenging any such subpoena, or court or administrative order. Neither Consultant nor Consultant’s related entities shall disclose any Consultant Work Product or any Confidential Information to any person or entity, nor shall they use or allow the use of any Consultant Work Product or any Confidential Information, to further any private interest other than as contemplated by this Agreement. Consultant shall take appropriate measures to ensure the confidentiality and protection of all Consultant Work Product and all Confidential Information and to prevent its disclosure or its inappropriate use by Consultant or its subcontractors, or by Consultant’s or its subcontractors’ respective employees or related entities. This duty shall survive the expiration or termination of this Agreement.

6.3 Former or Concurrent Client’s Confidential Information. Consultant agrees that Consultant will not, during the term of this Agreement, improperly use, disclose, or induce the Company to use any proprietary information or secrets of any third party including, but not limited to, any former or concurrent client of Consultant. Consultant will not bring onto the premises of the Company unpublished document or proprietary information belonging to any third party. Consultant will indemnify the Company and hold it harmless from and against all claims, liabilities, damages and expenses, including reasonable attorneys and costs of suit, arising out of or connection with any violation or claimed violation of a third party’s rights resulting in whole or in part from the Company’s use of the work product of Consultant under this Agreement.

6.4 Third Party Confidential Information. Consultant recognizes that the Company has received and in the future will receive confidential or proprietary information of third parties subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Consultant agrees that Consultant owes the Company and such third parties, during the terms of the Agreement and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm, corporation or other entity or to use it except as necessary in carrying out the Services for the Company consistent with the Company’s agreement with such third party.

6.5 Return of Materials. All documents and other tangible objects containing or representing Confidential Information and all copies thereof that are in the possession of Consultant shall be and remain the property of the Company, and Consultant shall promptly return such Confidential Information and all copies thereof to the Company upon termination of this Agreement or upon the Company’s earlier request.

5.
WARRANTIES
5.1
No Conflicting Obligations. Consultant represents and warrants that Consultant has no pre-existing obligations or commitments (and will not assume or otherwise undertake any obligations or commitments) that would be in conflict or inconsistent with or that would hinder Consultant’s performance of Consultant’s obligations under this Agreement.
5.2
Performance Standard. Consultant covenants that Consultant will perform the Services in a thorough and professional manner, consistent with high professional and industry standards by individuals with the requisite training, background, experience, technical knowledge and skills to perform Services.
5.3
Non-infringement. Consultant represents and warrants that the Consultant Work Product will not infringe, misappropriate or violate the rights of any third party, including, without limitation, any Intellectual Property Rights or any rights of privacy or rights of publicity, except to the extent any portion of the Consultant Work Product is created, developed or supplied by Company or by a third party on behalf of Company.
5.4
Competitive Activities. Company acknowledges that Consultant provides services to other clients. Notwithstanding the foregoing, Consultant agrees that during the term of this Agreement, Consultant will not, directly or indirectly, engage or participate in or provide services to any business that is competitive with the types and kinds of business being conducted by Company.
5.5
Non-Solicitation of Personnel. During the term of this Agreement and for a period of one (1) year thereafter, Consultant will not directly or indirectly solicit the services of any Company employee or consultant for Consultant’s own benefit or for the benefit of any other person or entity.

6.
LIMITATION OF LIABILITY

IN NO EVENT WILL COMPANY BE LIABLE FOR ANY SPECIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES OF ANY KIND IN CONNECTION WITH THIS AGREEMENT, EVEN IF COMPANY HAS BEEN INFORMED IN ADVANCE OF THE POSSIBILITY OF SUCH DAMAGES. COMPANY’S MAXIMUM LIABILITY WILL NOT EXCEED THE UNDISPUTED OUTSTANDING BALANCES OWED TO CONSULTANT.

7.
GENERAL
7.1
Assignment. The Consultant may not assign, transfer or delegate this Agreement or any of the Services, in whole or in part, without the Company’s express prior written consent. Any attempt to assign this Agreement, without such consent, will be void. Subject to the foregoing, this Agreement will bind and benefit the parties and their respective successors and assigns.
7.2
No Election of Remedies. Except as expressly set forth in this Agreement, the exercise by Company of any of its remedies under this Agreement will not be deemed an election of remedies and will be without prejudice to its other remedies under this Agreement or available at law or in equity or otherwise.
7.3
Equitable Remedies. Because the Services are personal and unique and because Consultant will have access to Confidential Information of Company, Company will have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without having to post a bond or other consideration, in addition to all other remedies that Company may have for a breach of this Agreement at law or otherwise.
7.4
Attorneys’ Fees. If any action is necessary to enforce the terms of this Agreement, the substantially prevailing party will be entitled to reasonable attorneys’ fees, costs and expenses in addition to any other relief to which such prevailing party may be entitled.
7.5
Governing Law; Dispute Resolution. This Agreement will be governed by and construed in accordance with the laws of the State of New Jersey, excluding its body of law controlling conflict of laws. In the event of a dispute, senior executives of the Company and Consultant shall first consult and negotiate with each other in good faith and attempt to reach a solution satisfactory to both parties. Any legal action or proceeding arising under this Agreement will be brought exclusively in the federal or state courts located in New Jersey and the parties irrevocably consent to the personal jurisdiction and venue therein.
7.6
Severability. If any provision of this Agreement is held invalid or unenforceable by a court of competent jurisdiction, the remaining provisions of this Agreement will remain in full force and effect, and the provision affected will be construed so as to be enforceable to the maximum extent permissible by law.

7.7
Waiver. The failure by either party to enforce any provision of this Agreement will not constitute a waiver of future enforcement of that or any other provision.
7.8
Notices. All notices required or permitted under this Agreement will be in writing, will reference this Agreement, and will be deemed given: (i) when delivered personally; (ii) one (1) business day after deposit with a nationally-recognized express courier, with written confirmation of receipt; or (iii) three (3) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid. All such notices will be sent to the addresses set forth above or to such other address as may be specified by either party to the other party in accordance with this Section.
7.9
Entire Agreement. This Agreement constitutes the complete and exclusive understanding and agreement of the parties with respect to its subject matter and supersedes all prior understandings and agreements, whether written or oral, with respect to its subject matter. Any waiver, modification or amendment of any provision of this Agreement will be effective only if in writing and signed by the parties hereto.
7.10
Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Electronic or digital signatures are as valid as original ink signatures.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

MARPAI INC.	GONEN ANTEBI
By: /s/ Steve Johnson	By: _/s/ Gonen Antebi
Name: Steve Johnson
Title: CFO Date: 01/16/2024	Date: 1/16/2024